Exhibit 2

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 30, 2016

by and among

Texas Transmission Holdings Corporation,

Borealis Power Holdings Inc.,

BPC Health Corporation,

Cheyne Walk Investment Pte Ltd,

NextEra Energy, Inc.

and

WSS Acquisition Company

Annexes

Annex A - Form of Certificate of Merger
Annex B - Form of Letter of Transmittal
Annex C - Form of Company Release
Annex D - Form of Acquiror and Merger Sub Release

iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of October 30, 2016, is entered into by and among NEXTERA ENERGY, INC., a Florida corporation (“Acquiror”), WSS Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), TEXAS TRANSMISSION HOLDINGS CORPORATION, a Delaware corporation (the “Company”), BOREALIS POWER HOLDINGS INC., a corporation incorporated under the laws of Ontario (“Holder 1-A”), BPC HEALTH CORPORATION, a corporation incorporated under the laws of Canada (together with Holder 1-A, “Holder 1”), CHEYNE WALK INVESTMENT PTE LTD, a corporation incorporated under the laws of Singapore (“Holder 2” and together with Holder 1, the “Primary Holders” and each a “Primary Holder”, and the Primary Holders together with Acquiror, Merger Sub and the Company, the “Parties”).
RECITALS
WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable this Agreement and the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below);
WHEREAS, the Boards of Directors of the Company and of Merger Sub have determined that this Agreement and the Merger are in the best interest of their respective stockholders; and
WHEREAS, the stockholder of Merger Sub has approved this Agreement and, promptly following execution of this Agreement, this Agreement will be submitted to the stockholders of the Company in accordance with the DGCL for the purpose of acting on this Agreement and the Merger;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.    Definitions. As used herein, the following terms shall have the following meanings:
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Indemnified Parties” means Acquiror and its subsidiaries and Affiliates and each of their respective directors, officers and employees.

“Acquisition Proposal” means any inquiries, proposals or offers from any Person relating to (a) a merger, consolidation, recapitalization, share exchange or other business combination transaction involving the Company or the Subsidiary; (b) the issuance or the acquisition of capital stock or other Equity Securities of the Company, the Subsidiary or Oncor; (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s or the Subsidiary’s properties or assets; or (d) any other transaction involving the potential acquisition, directly or indirectly, by any such Person of any of the Oncor Units.
“Action” means any claim, action, suit, audit, assessment, arbitration, proceeding (at law, in equity or otherwise) or investigation, in each case that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, through one or more intermediaries or otherwise.
“Agreement” has the meaning specified in the preamble hereto.
“Ancillary Shareholder Agreements” means each of the agreements set forth on Schedule 1.1-ASA, as amended and in effect from time to time.
“Anti-Corruption Laws” means applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including, without limitation, international anti-corruption conventions such as the United Nations Convention Against Bribery, the United States Foreign Corrupt Practices Act, and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, dated 21 November 1997, and in each case any implementing legislation.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware administering the proceedings under Chapter 11 of the United States Bankruptcy Code of EFH and certain of its subsidiaries.
“Benefit Plan” means (a) each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan, and (e) each employment, change in control, benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit agreement, plan, program or arrangement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 3.1(a).
“Certificate of Merger” means a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A.
“Certificates” means any certificate representing issued and outstanding Common Shares.
“Class A Common Stock” means the Company’s Class A common stock par value $0.01 per share.
“Class B Common Stock” means the Company’s Class B common stock par value $0.01 per share.
“Chapter 11 Cases” has the meaning given to such term in the EFH Merger Agreement.
“Closing” means the Closing of the Merger.
“Closing Date” has the meaning specified in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Share” means a share of Common Stock that is issued and outstanding immediately prior to the Effective Time, other than (i) Cancelled Shares and (ii) Dissenting Shares.
“Common Stock” means the Class A Common Stock and the Class B Common Stock, individually or collectively as the context requires.
“Company” has the meaning specified in the preamble hereto.
“Company Material Adverse Effect” means any fact, event, change, effect, development, circumstance or occurrence that could reasonably be expected to have a material adverse effect on the ability of the Primary Holders or the Company to perform their obligations under this Agreement or the other Transaction Documents to which the Primary Holders or the Company are a party.
“Company Shareholders Agreement” means the Shareholders Agreement, dated as of November 5, 2008, by and among Texas Transmission Holdings Corporation, Cheyne Walk Investment Pte Ltd, Borealis Power Holdings Inc., BPC Health Corporation and Hunt Strategic Utility Investment, L.L.C.
“Company Stockholder Approval” means the adoption of this Agreement by Persons holding Equity Securities of the Company entitled to vote on or otherwise consent to the Merger under the Organizational Documents of the Company and the DGCL, including Persons holding

Common Stock representing not less than two-thirds of the shares of the Class B Common Stock, voting together as a single class by written consent in lieu of a meeting of stockholders in accordance with the Organizational Documents of the Company and applicable Law.
“Consent” means any consent, waiver, approval, allowance, authorization, permit, license, declaration, filing, recording, registration, validation, exemption or notification of, by, with or to any Person.
“Constituent Corporations” means Merger Sub and the Company.
“Contract” means, with respect to any Person, all legally binding agreements, undertakings, contracts, obligations, understandings and commitments (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any liability or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Damages” means all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, expenses (including reasonable costs of investigation and defense and reasonable fees and expenses of legal counsel, accountants and other professional advisors), assessments, judgments, amounts paid in settlement, or diminution in value, and other costs and expenses, in each case, actually suffered or incurred.
“Default” means, with respect to any Person, any circumstance, event or condition that constitutes or, with notice or the passage of time or both, would constitute, a violation, breach, default, conflict with, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, purchase, repurchase or acceleration.
“DGCL” means the Delaware General Corporation Law.
“Disclosure Schedules” means all disclosure schedules delivered concurrently with the execution and delivery of this Agreement.
“Dissenting Shares” means shares of Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock.
“Dissenting Stockholders” means Persons holding Dissenting Shares.

“Effective Time” has the meaning specified in Section 2.3.
“EFH” means Energy Future Holdings Corp., a Texas corporation.
“EFH Merger” means the merger of reorganized EFH with and into Merger Co on the terms provided in the EFH Merger Agreement.
“EFH Merger Agreement” means the Agreement and Plan of Merger dated as of July 29, 2016 by and among Acquiror, Merger Co, EFIH and EFH.
“EFIH” means Energy Future Intermediate Holdings Company LLC, a Delaware limited liability company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any Person with which such Person is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (iii) securities convertible into or exercisable or exchangeable, directly or indirectly, for Equity Interests.
“Exchange Agent” means Acquiror, in its capacity as exchange agent. For the avoidance of doubt, Acquiror is executing, and shall be bound by, this Agreement both in its capacity as Acquiror and its capacity as Exchange Agent.
“Excluded Liabilities” means all Liabilities of the Company or the Subsidiary, other than Liabilities for Taxes.
“FERC” means the Federal Energy Regulatory Commission.
“FERC TTHC Approval” means approval of the Transactions by FERC pursuant to an order issued by FERC under Section 203 of the Federal Power Act and FERC’s regulations thereunder.
“Final Order” means a final order of a court of competent jurisdiction (i) from which there is no right of appeal to a higher court or (ii) with respect to which all applicable time periods during which an appeal may be made have expired.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiary), Section 4.3 (Oncor Units), Section 4.4 (Due Authorization) and Section 4.7 (Capitalization), and of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization) and Section 5.2 (Due Authorization).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, Tax authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Holder 1” has the meaning specified in the preamble hereto.
“Holder 1-A” has the meaning specified in the preamble hereto.
“Holder 2” has the meaning specified in the preamble hereto.
“Holder” and “Holders” means all Persons who hold one or more shares of Common Stock immediately prior to the Effective Time.
“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (i) for borrowed money; (ii) evidenced by a note, bond, debenture or similar instrument; (iii) created or arising under any capital lease, conditional sale, vendor financing or other arrangement for the deferral of payment of purchase price of any property; (iv) under letters of credit, banker’s acceptances or similar credit transactions; (v) for redemption, repayment or other repurchase of any mandatorily redeemable stock; (vi) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person; (vii) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (viii) for interest on any of the foregoing; and (ix) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.
“Indemnity Claim” means any claim made for indemnification in accordance with Article X.
“Indemnity Claim Period” means:
(i)the date that is two (2) years after the Closing Date, in the case of any representations and warranties of the Company contained in Article IV or in any certificate delivered pursuant to Section 8.2(c), other than the Fundamental Representations;
(ii)without time limit, in the case of the Fundamental Representations;
(iii)without time limit, in the case of covenants and agreements of the Company and the Primary Holders contained in this Agreement; and
(iv)without time limit, in the case of any matter subject to indemnification under Section 10.2(b).
“Initial Termination Date” means August 1, 2017.
“Interim Period” has the meaning specified in Section 6.1.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Securities or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“IRS” means the U.S. Internal Revenue Service.
“Investor Rights Agreement” means the Investor Rights Agreement dated as of November 5, 2008 among Oncor, Oncor Electric Delivery Holdings Company, LLC, the Subsidiary, EFH and the other persons referred to therein as Members.
“IRA Transfer Restrictions” means any restrictions on “Transfer” (as defined in the Investor Rights Agreement) of Oncor Units (or any direct or indirect interest therein) that under the Investor Rights Agreement apply to the Transactions or any part thereof.
“IRA Transfer Restriction Waiver” means an irrevocable written Consent of EFH (i) waiving any IRA Transfer Restrictions (assuming solely for purposes of this Agreement that Section 3.4 and Section 3.9 of the Investor Rights Agreement apply to the Transactions), including any right EFH (or any designee of EFH) may have as a ROFR Party with respect to any Offered Units, Inside Offer, or ROFR Transferred Interests, to receive any Notice of Intention of Sell, to become (or have any designee become) a ROFR Purchaser or to acquire any Offered Units (or any direct or indirect interest therein) or any ROFR Transferred Interests (as such terms are defined in the Investor Rights Agreement) or otherwise to have or exercise any rights with respect to any IRA Transfer Restrictions in a manner that would restrict, limit, condition, impair, delay or prevent the consummation of the Transactions (under the Investor Rights Agreement, applicable Law or otherwise) and (ii) to the extent required by any provision of the Investor Rights Agreement or the Oncor LLC Agreement, approving the Transactions, in form and substance satisfactory to Acquiror and the Company.

“Knowing, Intentional Breach” means a breach of this Agreement by a party to this Agreement that (i) knows of its actions (or failure to act), (ii) knows that such actions (or failure to act) breach, or would reasonably be expected to breach, this Agreement, and (iii) intends for such actions (or failure to act) to breach this Agreement.
“Knowledge of Acquiror” means the actual knowledge, after reasonable investigation, of Mark Hickson and Charles E. Sieving.
“Knowledge of the Company” means the actual knowledge, after reasonable investigation, of Steven Zucchet and Rhys Evenden, and the knowledge that similarly situated officers would reasonably be expected to have.
“Law” means any statute, law, ordinance, rule, regulation, constitution, treaty, code, common law or Governmental Order, in each case, of any Governmental Authority, including any Anti-Corruption Law.
“Law Firms” has the meaning specified in Section 11.15(a).
“Letter of Transmittal” means a letter of transmittal to the Exchange Agent, substantially in the form annexed to this Agreement as Annex B, the terms and conditions of which are incorporated by reference into and deemed a part of this Agreement.
“Liabilities” means all debts, liabilities, obligations, Indebtedness, Contracts and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, whether arising out of any Contract or tort based on negligence, strict liability or otherwise).
“Lien” means any charge, claim, adverse claim, mortgage, deed of trust, retention of title agreement, easement, encumbrance, option, lien (statutory or otherwise), pledge, hypothecation, assignment, deposit arrangement, security interest, or other security agreement of any kind, whether voluntary or involuntary.
“Merger” means the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, in accordance with the terms and conditions of this Agreement.
“Merger Co” means EFH Merger Co., LLC, a Delaware limited liability company.
“Merger Consideration” means the sum of :
(i) $2,410,000,000.00 less the Payoff Amount, in cash; provided, however, that if the TTHC Transfer Restriction Waiver is in full force and effect as of the date of this Agreement and remains continuously in effect in its entirety through completion of the Closing, the Merger Consideration shall be increased by $10,000,000;
plus
(ii) either (but, in either case, only to the extent greater than zero):
(x) except in the circumstances in which clause (y) applies, if (A) the EFH Merger Agreement is amended after the date of this Agreement as a result of the receipt of an “Acquisition Proposal” (as defined in the EFH Merger Agreement) under Section 6.2(e) of the EFH Merger Agreement and (B) the amendment increases the amount which Acquiror (as Parent under the EFH Merger Agreement) or Merger Co (as Merger Sub under the EFH Merger Agreement) is required to pay to acquire, directly or indirectly, the common stock of Reorganized EFH under the EFH Merger Agreement, then a dollar amount (rounded down to the nearest dollar) computed by application of the following formula: (((MSCA2 - MSCA1) + (DIPR2 - DIPR1)) / 0.8003) X 0.1975, where MSCA is the Merger Sub Cash Amount (as defined in the EFH Merger Agreement), MSCA2 is MSCA after giving effect to any such amendment that increases MSCA, MSCA1 is MSCA without giving effect to any such amendment, DIPR is the amount of the DIP Repayment (as defined in the EFH Merger Agreement), DIPR2 is DIPR after giving effect to any such amendment that increases DIPR, and DIPR1 is DIPR without giving effect to any such amendment, in each case, excluding any such amendment of MSCA or DIPR that increases MSCA or DIPR for any fees and expenses associated with refinancing the DIP Facility (as defined in the EFH Merger Agreement);
or
(y) If (A) the EFH Merger Agreement is terminated in accordance with Section 8.3(e) or Section 8.3(f) thereof, in either case, as a result of a Superior Proposal (as defined in the EFH Merger Agreement) and (B) the transaction which is the subject of the Superior Proposal provides for an amount of consideration to be paid, directly or indirectly by the Person that has made such Superior Proposal to holders of Allowed Claims (as defined in the Plan of Reorganization) (the “Topping Price”) that exceeds the sum of MSCA1 plus DIPR1 (the “NEE Price”), in each case excluding from the Topping Price and the NEE Price Cash on Hand of EFH and Cash of Hand of EFIH (each as defined in the Plan of Reorganization), and the Topping Price is otherwise calculated in all respects in a manner consistent with the calculation of the NEE Price and (C) the transaction which is the subject of the Superior Proposal either has been consummated or not been terminated as of the Closing Date and (D) this Agreement has not been terminated pursuant to Section 9.1(j), then a dollar amount computed by application of the following formula: ((Topping Price - NEE Price) / 0.8003) X 0.1975;
plus
(iii) interest on the sum of the amounts referred to in clause (i) and clause (ii) above, at a rate per annum (computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed, without compounding) equal to ten percent (10%) for the period commencing on June 15, 2017 and ending on the Closing Date (including the first day and excluding the last day of such period).
“Merger Sub” has the meaning specified in the preamble hereto.
“Notice of Claim” has the meaning specified in Section 10.5.
“Oncor” means Oncor Electric Delivery Company LLC, a Delaware limited liability company.
“Oncor Letter Agreement” has the meaning specified in the EFH Merger Agreement.
“Oncor LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Oncor, dated as of November 5, 2008, as amended.
“Oncor Transactions” means the transactions contemplated by the Oncor Letter Agreement.
“Oncor Units” has the meaning specified in Section 4.3.
“Organizational Documents” means (a) the certificate or articles of incorporation or charter documents and bylaws of each Person that is a corporation, (b) the certificate of formation, articles of organization, or limited liability company agreement, as applicable, of each Person that is a limited liability company, (c) the certificates of limited partnership and the agreements of limited partnership of each Person that is a limited partnership, (d) the memorandum and/or articles of association, charter, constitution or other documents governing the formation, organization, governance, ownership and existence of any Person organized under the Laws of a jurisdiction other than the United States, the District of Columbia or any State of the United States, (e) the partnership, joint venture, or similar agreement of each Person that is a partnership, joint venture or similar form of enterprise and (f) any Shareholder Agreement.
“Payoff Amount” means the lesser of (i) $2,410,000,000.00 and (ii) the outstanding principal amount of, and accrued and unpaid interest on, and all accrued and unpaid fees, expenses, prepayment premiums or other amounts payable of any kind in respect of, the Tranche A Notes and the Tranche B Notes, as of immediately prior to the Closing, as notified by the Company to Acquiror no later than three Business Days prior to the Closing Date; provided, that, for the avoidance of doubt, any Liabilities associated with the Tranche A Notes or the Tranche B Notes not included in the Payoff Amount for any reason shall be Excluded Liabilities.
“Permitted Liens” means Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been accrued as set forth in the Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Plan of Reorganization” has the meaning specified in the EFH Merger Agreement.
“Primary Holder” and “Primary Holders” has the meaning specified in the preamble hereto.
“Privileged Communications” has the meaning specified in Section 11.15(b).
“Pro Rata Interest” means (i) with respect to Holder 1, 50%, and (ii) with respect to Holder 2, 50%.
“PUCT” means the Public Utility Commission of Texas.
“PUCT TTHC Approval” means the Consent of the PUCT to the direct or indirect transfer of the Oncor Units to Acquiror on the terms and conditions set forth in this Agreement.
“Representative” means, with respect to any Person, any director, officer, partner, employee, agent, consultant, advisor or other representatives of such Person, including legal counsel, accountants and financial advisors.
“Securities Act” means the United States Securities Act of 1933.
“Shareholder Agreement” means any Contract between or among Persons holding Equity Securities of the Company or the Subsidiary relating to the voting, transfer, registration, ownership, sale, exchange, conversion or other rights or obligations of Persons as holders of such Equity Securities, including any voting trust, proxy or other voting agreement.
“Subsidiary” means Texas Transmission Investment LLC, a Delaware limited liability company.
“Surviving Corporation” has the meaning specified in Section 2.1.
“Surviving Provisions” means provisions of Section 9.2 and Article XI.
“Taxes” means all federal, state, local, foreign or other taxes or governmental assessments, including without limitation, all taxes with respect to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, or estimated tax, and including any interest, penalty, or addition thereto.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
“Termination Date” has the meaning specified in Section 9.1(b).
“Termination Fee” means $72,300,000.
“Third Party Claim” means any claim by a Person other than an Acquiror Indemnified Party with respect to any matter for which indemnification is or may be owing pursuant to Article X.
“Tranche A Notes” means that certain series of promissory notes dated as of November 5, 2008, as amended from time to time, issued by the Company to BPC Health Corporation, Cheyne Walk Investment Pte Ltd and to Hunt Strategic Utility Investment, LLC in the aggregate principal amount of $300,000,000.
“Tranche B Notes” means that certain series of promissory notes dated as of November 5, 2008, as amended from time to time, issued by the Company to BPC Health Corporation, Cheyne Walk Investment Pte Ltd and Hunt Strategic Utility Investment, LLC in the aggregate principal amount of $200,000,000.
“Transaction Documents” means this Agreement, the Certificate of Merger and the Letters of Transmittal
“Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.
“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest).
“Treasury” means the U.S. Department of the Treasury.
“Treasury Regulations” means the regulations promulgated under the Code.
“TTHC Transfer Restriction Waiver” means an irrevocable written consent from Hunt Strategic Utility Investment, L.L.C., dated as of the date hereof, waiving, and agreeing not to assert, any purported rights under Section 6.1.3, Section 6.3 or Section 6.4 of the Company Shareholders Agreement arising out of or in connection with the transactions contemplated by this Agreement (including any purported right to receive notice thereof or to purchase any Common Shares), subject to the conditions set forth therein.
Section 1.2.    Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, and all financial computations hereunder will be computed in accordance with GAAP consistently applied, in each case, except as otherwise specifically provided herein.
(f)References to an agreement, instrument or other document means such agreement, instrument or document as amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions thereof and this Agreement, unless otherwise expressly provided in this Agreement.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.    Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company shall cause the Merger to occur. The Merger shall be consummated in accordance with this Agreement and evidenced by the Certificate of Merger, such Merger to be consummated as of the Effective Time.
(b)    Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Acquiror.
Section 2.2.    Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.
Section 2.3.    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Chadbourne & Parke LLP, 1301 Avenue of the Americas, New York, NY 10019, or by remote electronic exchange of documents (by facsimile, .pdf, e-mail, or other form of electronic communication), on the second Business Day following the date on which the conditions to the obligations of the Parties set forth in Article VIII are satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing, but subject to such satisfaction or waiver), or at such other time and date as shall be mutually agreed upon by the Parties in writing. The Parties will use commercially reasonable efforts to have the Closing occur contemporaneously with the EFH Merger, unless either (i) this Agreement has been terminated in accordance with Article IX or (ii) the EFH Merger Agreement has been terminated in accordance with the terms thereof; provided, however, that if closing under the EFH Merger Agreement occurs prior to the Effective Time, Acquiror shall cause EFH not to exercise, prior to the time, if any, that this Agreement is terminated in accordance with Article IX, any rights that it has under Section 3.3 of the Investor Rights Agreement upon closing under the EFH Merger Agreement. The date on which the Closing occurs in accordance with this Section 2.3 is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
Section 2.4.    Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, and, as amended, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.5.    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.6.    Transfer Taxes. All applicable Transfer Taxes payable in connection with the Merger, this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be the responsibility of, and be paid by, one-half by Acquiror and one-half by the Primary Holders (pro rata in accordance with their respective Pro Rata Interests). The Party responsible under applicable Law for filing any Tax Return with respect to Transfer Taxes will prepare and file all such Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by applicable Law, the other Parties, the Company and the Subsidiary will join in the execution of any such Tax Returns and other documentation. Without limiting the foregoing, Acquiror and the Primary Holders shall cooperate in good faith to prepare and file such Tax Returns and shall bear the costs of preparing such Tax Returns one-half by Acquiror and one-half by the Primary Holders (pro rata in accordance with their respective Pro Rata Interests).
Section 2.7.    Payoff of Tranche A Notes and Tranche B Notes. At the Closing, Acquiror shall pay, on behalf of the Company, the Payoff Amount to such accounts designated in the payoff letters with respect to the Tranche A Notes and the Tranche B Notes delivered to Acquiror no later than three Business Days prior to the Closing Date.
ARTICLE III
EFFECTS OF THE MERGER ON THE CAPITAL STOCK
Section 3.1.    Conversion of Shares of Company Stock.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, each share of Common Stock held by Acquiror, Merger Sub, the Company or any of its subsidiaries in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”).
(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)    At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company, each Common Share (other than, for the avoidance of doubt, Cancelled Shares and Dissenting Shares) shall be converted into and become the right to receive a dollar amount equal to the Merger Consideration divided by the sum of (A) the aggregate number of Common Shares held by all stockholders of the Company immediately prior to the

Effective Time (other than, for the avoidance of doubt, Cancelled Shares and Dissenting Shares), plus (B) the aggregate number of Dissenting Shares immediately prior to the Effective Time, all subject to the terms and conditions of this Agreement and the Letter of Transmittal.
(d)    From and after the Effective Time, holders of Common Stock shall cease to have any rights as stockholders of the Company. All consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms of this Agreement and the Letter of Transmittal shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Common Stock shall be made thereafter.
Section 3.2.    Payment and Exchange of Certificates.
(a)    Prior to the Effective Time, the Exchange Agent will mail to each Holder (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of any Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such Letter of Transmittal, appropriately completed and duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Holder shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration to which such Holder is entitled pursuant to Section 3.1(c). Pending such surrender and exchange of a Holder’s Certificate(s), a Holder’s Certificate(s) shall be deemed for all purposes to evidence such Holder’s right to receive the portion of the Merger Consideration into which such Common Shares shall have been converted by the Merger and each Holder’s right to receive any Merger Consideration is expressly conditioned on the receipt by the Exchange Agent of the Letter of Transmittal, duly completed and executed by or on behalf of the Holder in accordance with the terms of this Agreement and the Letter of Transmittal, and Certificates for Common Shares that are converted by the Merger.
Section 3.3.    Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity in favor of Acquiror by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it in respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.
Section 3.4.    Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement to any Person such amounts that Acquiror, the Company and the Exchange Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign law, provided that Acquiror, the Company or the Exchange Agent shall give the Holders ten (10) Business Days’ written notice prior to performing any such withholding. To the extent that amounts are so withheld and duly deposited with the appropriate Governmental Authority by Acquiror, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 3.5.    Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon. The Company will give Acquiror prompt notice of all written notices received by the Company pursuant to Section 262 of the DGCL, and Acquiror shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Without the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares of Common Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Common Stock (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement and the Closing Date as follows:
Section 4.1.    Corporate Organization of the Company. The Company is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has made available to Acquiror true, correct and complete copies of the Organizational Documents of the Company. The Company has obtained all requisite corporate and stockholder approvals necessary to authorize each amendment, restatement, supplement, correction and other modification to the Organizational Documents of the Company. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the Company.
Section 4.2.    Subsidiary. The Company owns no Equity Interests or Investments in any Person except the Subsidiary. The Subsidiary owns no Equity Interests or Investments in any Person except for the Oncor Units. The Subsidiary is a wholly owned subsidiary of the Company. The Subsidiary has been duly formed and is validly existing under the laws of the State of Delaware and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has made available to Acquiror true, correct and complete copies of the Organizational Documents of the Subsidiary. The Subsidiary has obtained all requisite corporate and stockholder approvals necessary to authorize each amendment, restatement, supplement, correction and other modification to the Organizational Documents of the Subsidiary. The Subsidiary is duly licensed or qualified and in good standing as a foreign limited liability company in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable. Other than the Oncor LLC Agreement, neither the Company nor the Subsidiary is a participant in any joint venture, partnership or similar arrangement.
Section 4.3.    Oncor Units. The Subsidiary owns 125,412,500 Units (the “Oncor Units”) free and clear of all Liens other than any restrictions on transfer (i) under applicable federal and state securities laws, (ii) contained in the Oncor LLC Agreement and (iii) contained in the Investor Rights Agreement.
Section 4.4.    Due Authorization. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and (subject to receipt of the Consents referred to in Section 4.6) to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company (other than the Company Stockholder Approval) is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions. Each of this Agreement and the other Transaction Documents to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each of this Agreement and the other Transaction Documents to which a Primary Holder is a party has been duly and validly authorized, executed and delivered by such

Primary Holder and constitutes a legal, valid and binding obligation of such Primary Holder, enforceable against such Primary Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 4.5.    No Conflict. Subject to the receipt of the Consents referred to in Section 4.6, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not violate any provision of, or result in the violation or breach of, or Default under, any applicable Law, the Organizational Documents of the Company or the Subsidiary, or any material Contract to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary or the properties or assets of the Company or the Subsidiary may be bound, or result, after notice or lapse of time or both, in the creation of any Lien upon any of the properties or assets of the Company or the Subsidiary.
Section 4.6.    Consents. Except as set forth on Schedule 4.6, or any that may be required under the Investor Rights Agreement or the Oncor LLC Agreement, no Consent of any Governmental Authority or other Person is required on the part of the Company or the Subsidiary with respect to the Company’s execution, delivery or performance of this Agreement and the other Transaction Documents to which the Company is a party or the consummation of the Transactions by the Company.
Section 4.7.    Capitalization.
(a)    The authorized capital stock of the Company consists of 200 shares of Class A Common Stock and 200 shares of Class B Common Stock, of which 200 shares of Class A Common Stock and 200 shares of Class B Common Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were not issued in violation of, and, except as set forth on Schedule 4.7(a)(ii), are not subject to, any preemptive rights, subscription rights, rights of first refusal or first offer, or other similar rights which have not been complied with or waived, and (iii) are owned of record and beneficially by the Person and in the amount set forth opposite such Person’s name on Schedule 4.7(a)(iii), free and clear of all Liens (other than restrictions on transfer under any applicable federal, state or foreign securities Law). No shares of the Company’s capital stock are held by the Company or any subsidiary of the Company.
(b)    Except for the outstanding capital stock referred to in Section 4.7(a), there are no outstanding Equity Securities of the Company. Neither the Company nor the Subsidiary is obligated under any Contract (i) to issue or sell any Equity Securities or, except as set forth on Schedule 4.7(b)(i), debt securities of the Company or the Subsidiary, or (ii) to repurchase, redeem or otherwise acquire any Equity Securities or, except as set forth on Schedule 4.7(b)(i), debt securities of the Company or the Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or the Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter for which the Company’s or the Subsidiary’s stockholders may vote or that are convertible into or exchangeable or exercisable for Equity Securities of the Company or the Subsidiary. Other than as set forth Schedule 4.7(b)(ii), neither the Company nor the Subsidiary is a party to any stockholders agreement, voting agreement, voting trust, investors rights, registration rights or similar agreement relating to the capital stock or any other Equity Securities of the Company or the Subsidiary and there are no Shareholder Agreements.
(c)    The outstanding Equity Securities of the Subsidiary (i) have been duly authorized and validly issued and the Company, as owner of such Equity Securities, has no obligation to make capital contributions or other payments with respect to such Equity Securities under the Organizational Documents of the Subsidiary or under applicable Law or to make payments to the creditors of the Subsidiary solely by reason of ownership of such Equity Securities, and (ii) were not issued in violation of, and, except as set forth on Schedule 4.7(c)(ii), are not subject to, any preemptive rights, subscription rights, rights of first refusal or first offer, or other similar rights which have not been complied with or waived. The Company owns of record and beneficially all the issued and outstanding Equity Securities of the Subsidiary free and clear of any Liens (other than restrictions on transfer under any applicable federal, state or foreign securities Law).
(d)    All Equity Securities or other securities (debt or equity) of any kind that have been issued by the Company or the Subsidiary have been offered and sold in compliance with the Securities Act and all other applicable securities Laws of any jurisdiction where any such offer or sale was made.
Section 4.8.    Liabilities. There are no Liabilities of the Company or the Subsidiary, except (a) as otherwise set forth on Schedule 4.8 or (b) as incurred under this Agreement and the other Transaction Documents.
Section 4.9.    Litigation and Proceedings. Except as set forth on Schedule 4.9, there are no Actions pending and, to the Knowledge of the Company, there are no Actions threatened or investigations pending, against the Company or the Subsidiary. To the Knowledge of the Company, as of the date hereof, no Holder, no Affiliate of a Holder and no director nominee or other Representative of any Holder has made any claim, demand or complaint, or commenced or threatened any Action, in each case whether orally, in writing or otherwise, against TTHC, the Subsidiary or any director, officer, employee  of TTHC or the Subsidiary directly or indirectly arising out of or in connection with or related to the Transactions, any Shareholders Agreement, the Organizational Documents of the Company or the Subsidiary, the TTHC Transfer Restriction Waiver, the Oncor Transactions, or any Transaction Document, including any claim related to breach of any fiduciary or other duties of directors or control shareholders of the Company or the Subsidiary. Neither the Company nor the Subsidiary nor any property or asset of the Company or the Subsidiary is subject to any Governmental Order or, to the Knowledge of the Company, any continuing investigation by, any Governmental Authority.

Section 4.10.    Compliance with Laws. The Company and the Subsidiary are, and have been during the three (3) years prior to the date hereof, in compliance in all material respects with all applicable Laws, except for such matters that have been closed, satisfied or are no longer pending with a Governmental Authority or Person.
Section 4.11.    Employees and Labor Matters.
(a)    Neither the Company nor the Subsidiary has or has ever had any employees, and no individual (including any individual considered by the Company or the Subsidiary to be an independent contractor or consultant) has made any claim, or has grounds to claim, that he or she is or was ever an employee of the Company or the Subsidiary.
(b)    Except as set forth on Schedule 4.11(b), there are no individuals performing or providing services, directly or indirectly, for or to the Company or the Subsidiary, through or on behalf of the stockholders of the Company or any of their respective Affiliates. No individual is represented by a labor union or other collective bargaining representative with respect to their services for the Company or the Subsidiary.
(c)    Neither the Company nor the Subsidiary sponsors, maintains, contributes to, or has any obligation to maintain or contribute to, or has any Liability with respect to, any Benefit Plan.
(d)    Neither the Company nor the Subsidiary and any of their respective ERISA Affiliates have any actual or potential Liabilities with respect to any Benefit Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
Section 4.12.    Absence of Changes. Except as set forth on Schedule 4.12, since December 31, 2015, (a) there has not been a Company Material Adverse Effect, and (b) the Company and the Subsidiary (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (ii) have not taken any action that either the Company or the Subsidiary would be prohibited from taking freely by Section 6.1 if such action had been taken after the date hereof.
Section 4.13.    Taxes.
(a)    All Tax Returns required to be filed by or in respect of the Company or the Subsidiary (or any predecessor entities) for any period ending on or before the Closing Date (giving regard to valid extensions) have been timely filed with the appropriate tax authorities in all jurisdictions in which such Tax Returns are or were required to be filed. Each such Tax Return was complete and correct in all material respects. The Company has delivered to Acquiror complete and correct copies of all income Tax Returns and material non-income Tax Returns for all periods beginning after December 31, 2011 that were filed by the Company or the Subsidiary (or any predecessor entities).

(b)    All Taxes due and payable (without regard to whether a Tax Return was or is required) for which the Company or the Subsidiary (or any predecessor entities) is otherwise liable for periods ending on or before the date hereof have been and for periods ending on or before the Closing Date will have been timely paid in full and to the extent the Liabilities for such Taxes are not due, adequate reserves have been established with respect to such Taxes in accordance with GAAP. Since December 31, 2014, neither the Company nor the Subsidiary has incurred any Liability for Taxes arising from transactions outside the ordinary course of business or that are otherwise inconsistent with past custom and practice.
(c)    Each of the Company and the Subsidiary has timely withheld proper and accurate amounts from independent contractors, customers, shareholders and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws and has timely and properly paid all such withheld amounts to the appropriate taxing authorities.
(d)    All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which the Company or the Subsidiary (or any predecessor entities thereof) is or might otherwise be liable have been paid in full.
(e)    There is no audit, examination, claim, dispute, assessment, levy, administrative proceeding or lawsuit pending or, to the knowledge of the Company, threatened with respect to any Taxes for which the Company or the Subsidiary (or any predecessor entities) is or might otherwise be liable and no taxing authority has given notice that it is conducting or intends to conduct an audit or examination with respect to any such Taxes. No issue has arisen in any audit, examination, claim, dispute, assessment, levy, administrative proceeding or lawsuit of the Company or the Subsidiary by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld. Neither the Company nor the Subsidiary has waived or extended any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment, reassessment or deficiency or with respect to the payment of any Taxes, which waiver or extension is in effect. Neither the Company nor the Subsidiary is a party to any power of attorney with respect to a tax matter that is currently in force. Neither the Company nor the Subsidiary has entered into any closing agreements with the IRS or any other taxing authority. The Company has delivered to Acquiror complete and correct copies of all examination reports or other similar reports and statements of deficiencies assessed against or agreed to by, or on behalf of, the Company or the Subsidiary or any predecessor entity of any thereof since December 31, 2011.
(f)    Neither the Company nor the Subsidiary has requested or received any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.

(g)    Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) change in method of accounting, including pursuant to Section 481 of the Code; or (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law). Neither the Company nor the Subsidiary has an application pending with any taxing authority requesting permission for any change in accounting method.
(h)    Each of the Company and the Subsidiary has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither the Company nor the Subsidiary has engaged in a reportable transaction, as defined in Treasury Regulation Section 1.6011-4, or a transaction substantially similar to a reportable transaction.
(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in or cause the payment or provision of benefits which are “excess parachute payments” as the term is defined in Section 280G of the Code.
(j)    No Liens for Taxes exist with respect to any of the assets or properties of the Company or the Subsidiary, except for Permitted Liens.
(k)    No jurisdiction where the Company or the Subsidiary do not file a Tax Return has made a claim that the Company or the Subsidiary is required to file a Tax Return or is subject to Tax in such jurisdiction.
(l)    Other than with respect to the Oncor Tax Sharing Agreement: (i) neither the Company nor the Subsidiary is liable, and neither does the Company nor the Subsidiary have any potential Liability, for the Taxes of another Person (x) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), (y) as a transferee or successor, or (z) by contract, indemnity or otherwise and (ii) neither the Company nor the Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.
(m)    There is currently no limitation on the utilization of the Company’s or the Subsidiary’s net operating losses, built-in losses, capital losses, Tax credits or other similar items.
(n)    Neither the Company nor the Subsidiary has distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.

(o)    Neither the Company nor the Subsidiary has entered into a record retention agreement with any Governmental Authority that is still in effect.
Except insofar as Section 4.11 relates to Taxes, this Section 4.13 contains the sole and exclusive representations and warranties of the Company and the Subsidiary relating to Taxes. Notwithstanding anything in this Section 4.13, (i) the representations of the Company and the Subsidiary regarding the proper determination of any Taxes, the accuracy of any Tax Return or the computation of any Tax item, in each case to the extent of Tax items attributable to the Oncor Units, shall be deemed to be accurate to the extent the Company accurately reported on its Tax Returns the Tax items furnished by Oncor to the Company in any Tax Return prepared by Oncor, and (ii) the Company and the Subsidiary make no representation regarding the amount or availability after the Closing Date of any net operating loss carryforwards, general business credits or other Tax attributes of the Company or the Subsidiary.
Section 4.14.    Brokers’ Fees. Except as set forth on Schedule 4.14, neither the Company nor the Subsidiary has any Liability to pay fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 4.15.    Director and Officer Indemnification Claims. No claims or Actions are pending or threatened as of the date hereof that has created or would reasonably be expected to create an obligation to indemnify any current or former director or officer of the Company or the Subsidiary.
Section 4.16.    No Other Businesses. Neither the Company nor the Subsidiary currently has or has ever conducted any business or operations other than, in the case of the Company, owning the Equity Interests in the Subsidiary, and in the case of the Subsidiary, owning the Oncor Units.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement and the Closing Date as follows:
Section 5.1    Corporate Organization. Each of Acquiror and Merger Sub are duly incorporated or formed, as applicable, and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of each of Acquiror and Merger Sub, certified by the Secretary of the State of Florida and the Secretary of State of Delaware, as applicable, and their bylaws, certified by the Secretary of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the Transactions.
Section 5.2.    Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Acquiror or Merger Sub is a party and to perform all obligations to be performed by it thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror or Merger Sub is a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of Acquiror and Merger Sub, and no other corporate proceeding (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub) on the part of Acquiror or Merger Sub is necessary to authorize the this Agreement and the other Transaction Documents to which Acquiror or Merger Sub is a party. This Agreement has been, and the other Transaction Documents to which Acquiror or Merger Sub is a party will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes, and the other Transaction Documents to which Acquiror or Merger Sub is a party will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 5.3.    No Conflict. The execution and delivery by Acquiror and Merger Sub of this Agreement and the other Transaction Documents to which Acquiror or Merger Sub is a party and the consummation of the Transactions by Acquiror and Merger Sub do not and will not violate any provision of, or result in the violation or breach of, or Default under, any applicable Law, the Organizational Documents of Acquiror or Merger Sub, or any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or the property or assets of Acquiror or Merger Sub may be bound, or result, after notice or lapse of time or both, in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except to the extent that the occurrence of any of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement or the other Transaction Documents to which Acquiror or Merger Sub is a party.
Section 5.4.    Litigation and Proceedings. There are no Actions (other than any investigation) pending and, to the Knowledge of Acquiror, there are no Actions threatened or investigations pending, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement or the other Transaction Documents to which Acquiror or Merger Sub is a party. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.
Section 5.5.    Governmental Authorities; Consents. Except as set forth on Schedule 5.5, or any that may be required under the Investor Rights Agreement or the Oncor LLC Agreement, no Consent of any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or any other Transaction Documents to which Acquiror or Merger Sub is a party or the consummation of the Transactions by Acquiror or Merger Sub.
Section 5.6.    Financial Ability. Acquiror and Merger Sub currently have available to them, and on and before the Closing will have available to them, all funds necessary to consummate the Transactions contemplated hereby.
Section 5.7.    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.8    Acquisition of Interests for Investment. Each of Acquiror and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Acquiror and Merger Sub confirms that the Company has made available to Acquiror and Merger Sub and Acquiror’s and Merger Sub’s agents and representatives the opportunity to ask questions of the officers and managers of the Company and the Subsidiary, and each of Acquiror and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and the Subsidiary and their respective properties, assets, business, financial condition, documents, information and records. Acquiror is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Acquiror understands and agrees that common stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 5.9    Solvency. Immediately following the Effective Time, after giving effect to all of the transactions contemplated by this Agreement and assuming the Company and the Subsidiary have no Liabilities other than Liabilities for Taxes, (i) the amount of the “present fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will, as of such date, exceed the amount of all “liabilities of the Surviving Corporation and each of its Subsidiaries, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Surviving Corporation and each its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the liability of the Surviving Corporation and each of its Subsidiaries on its debts as its debts become absolute and matured, (iii) the Surviving Corporation and each of its Subsidiaries will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) each of the Surviving Corporation and each of its Subsidiaries will be able to pay its debts as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation or any of its Subsidiaries.
Section 5.10.    DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EACH OF ACQUIROR AND MERGER SUB (INDIVIDUALLY AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES) ACKNOWLEDGES AND AGREES THAT NONE OF THE HOLDERS, THE COMPANY, THE SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY LETTER OF TRANSMITTAL OR IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY TO ACQUIROR IN ACCORDANCE WITH THE TERMS HEREOF. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY LETTER OF TRANSMITTAL OR IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY TO ACQUIROR IN ACCORDANCE WITH THE TERMS HEREOF, ACQUIROR AND MERGER SUB ARE NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY AND THE SUBSIDIARY, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) ACQUIROR AND MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.    Interim Actions. During the period commencing on the date hereof and ending upon the earlier of the Termination Date or the Closing Date (the “Interim Period”), except (i) as otherwise specifically permitted by the terms of this Agreement, (ii) as Acquiror may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as is required by any applicable Law or any Governmental Order or (iv) as otherwise set forth on Schedule 6.1, the Company shall not, and shall not permit the Subsidiary to:

(a)    amend or change the Organizational Documents of the Company or the Subsidiary;
(b)    merge or consolidate with any Person (other than Acquiror or the Merger Sub);
(c)    adopt a plan of complete or partial liquidation, dissolution restructuring, recapitalization or other reorganization;
(d)    issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber of any Equity Securities issued by the Company, the Subsidiary or Oncor;
(e)    take any action that would constitute or result in a violation by Oncor or Oncor Holdings of its covenants under the Oncor Letter Agreement; provided that nothing in this Section 6.1 shall require that the Company take any action that results in, or would reasonably be expected to result in, a breach of fiduciary duties by directors of Oncor, acting in that capacity, in connection with the transactions contemplated by the EFH Merger Agreement;
(f)    other than in the ordinary course of business consistent with past practice, make any Tax election, any change or adoption of any annual Tax accounting period, any change to its method for computing Tax reserves, any amendment to any Tax Return, any filing of a Tax Return on a basis that is not consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax items have been filed, any settlement or compromise of any income Tax liability, any entry into a closing agreement, Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, any settlement of a Tax claim, assessment or reassessment, any surrender of a right to claim a Tax refund or any consent to any extension or waiver of the limitations period applicable to any Tax claim, assessment or reassessment;
(g)    take any action outside the ordinary course of business that would adversely affect, in any material respect, the Tax attributes of the Company or the Subsidiary;
(h)    incur any Liability that will not be discharged and satisfied in full on or prior to the Closing Date;
(i)    take any action that would cause or permit the Subsidiary not to own the Oncor Units free and clear of all Liens (other than restrictions on transfer referred to in Section 4.3) or the Company not to wholly own the Subsidiary free and clear of all Liens (other than restrictions on transfer under any applicable federal, state or foreign securities Law);
(j)    make any Investment or engage in any business or activity other than, with respect to the Company, to own the Equity Interest in the Subsidiary, and with respect to the Subsidiary, to own the Oncor Units;

(k)    vote, consent or otherwise exercise any right it may have to cause or permit Oncor to do any of the foregoing; or
(l)    agree to do any of the foregoing.
Notwithstanding anything to the contrary in this Agreement, including this Section 6.1 and Section 7.1, (a) nothing in this Agreement shall require any Person to take any action, or omit to take any action, that results in, or would reasonably be expected to result in, a violation of Law, including a breach by any Person of his or her fiduciary duties as a director of Oncor, and (b) nothing in this Agreement shall prohibit, limit or restrict any Person from complying with its obligations under the Investor Rights Agreement.
Section 6.2.    No Shop.
(a)    From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Article IX hereof, none of the Company, the Subsidiary, the Primary Holders, any of their respective Affiliates, or any of their respective Representatives acting at their direction will, directly or indirectly (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and the Primary Holders shall immediately advise Acquiror orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry or discussions with respect to which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(b)    The Company and the Primary Holders agree that the rights and remedies for noncompliance with this Section 6.2 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money Damages would not provide an adequate remedy to Acquiror.
Section 6.3.    Stockholder Approval. The Company shall (i) take all action necessary or appropriate on the part of the Company to enable the Company Stockholder Approval to be obtained and in full force and effect immediately following the execution and delivery of this Agreement, and (ii) deliver to Acquiror true and correct copies of all written consents constituting or evidencing the Company Stockholder Approval immediately following receipt thereof. The Company shall comply, and cause each of its directors and officers to comply, with all applicable Laws in connection with the Transactions.
Section 6.4.    Liabilities. The Company and the Primary Holders shall take all reasonable and appropriate actions to cause all Excluded Liabilities, other than the Payoff

Amount to the paid by Acquiror at the Closing in accordance with Section 2.7, to be discharged and satisfied in full on or prior to the Closing Date.
Section 6.5.    Tax Matters. The Company shall have an amount of cash sufficient to satisfy any Liabilities for Taxes of the Company and the Subsidiary with respect to Tax Returns filed after the Closing Date for taxable periods ending on or prior to the Closing Date assuming, for this purpose, that the net operating loss and tax credit carryforwards, if any, reflected in the Company’s U.S. federal income tax return for the year 2015 are available to offset the Company’s U.S. federal taxable income for such later periods. For purposes of this Section 6.5, any action taken outside the ordinary course of business on the Closing Date or after the Closing Date not contemplated by this Agreement will be deemed to occur in a taxable period beginning after the Closing Date.
Section 6.6.    Tax Refund. Acquiror agrees to take the necessary administrative action, at the Primary Holders’ expense, including but not limited to amending the relevant Tax Return as reasonably directed by the Primary Holders, in order to claim a refund for the overpayment of alternative minimum taxes relating to the December 31, 2014 taxable year. Upon receipt of such refund, Acquiror shall treat such amount as additional Merger Proceeds and distribute such amount as otherwise provided in this agreement.
ARTICLE VII
ADDITIONAL COVENANTS
Section 7.1.    Support of Transaction.
(a)    Upon the terms and subject to the conditions of this Agreement, the Company, Acquiror and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in connection with the consummation of the Transactions, including the preparation and filing of all forms, registrations and notices required to be filed with Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated hereby, and the taking of such actions as are reasonably necessary to obtain any requisite Consents from any Governmental Authority or other Person. In addition, the Parties shall not take any action (other than any action required to be taken under the terms of this Agreement or required under Applicable Law or to which the other Parties shall have granted their consent) that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transaction; provided, however, that, notwithstanding anything in this Agreement to the contrary, Holder 2 shall not be required to provide any information in any regulatory filing that has not previously been provided to Governmental Authorities in the United States and notwithstanding any other provision of this Agreement, Holder 2 shall be permitted to engage in discussions with a Governmental Authority that has requested such information from Holder 2 in order to limit the information to be provided by Holder 2 to such Governmental Authority if (i) Holder 2 has first provided written notice of such discussion or discussions to Acquiror and (ii) such discussions are limited to the information to be provided by Holder 2 to such Governmental Authority. Further, the Parties agree that Acquiror or an Affiliate thereof will be the advocate before any Governmental Authority or other Person in connection with the transactions contemplated by this Agreement and will control all efforts that are necessary to obtain any requisite Consents from any Governmental Authority or other Person, in each case in good faith and close cooperation with the Company. Acquiror shall also have the right to reasonably determine the content, terms and conditions of any applications and filings, including any amendments and supplements to such applications and filings, necessary or appropriate in connection with the Transactions and to resolve any investigation or other inquiry of any Governmental Authority (and the staff thereof) in each case, as may be necessary or reasonably advisable to be made or obtained (in the case of such applications or filings) or resolved (in the case of such investigations or inquiries), in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby. The Company and the Primary Holders agree that they shall not initiate any contact with any Governmental Authority in connection with the Transactions contemplated hereby and shall not make any filings with the Bankruptcy Court or with the PUCT, in each case, without the prior consent of the Acquiror, such consent to not be unreasonably withheld, conditioned or delayed.
(b)    Without limiting the generality of Section 7.1(a), but subject to the last sentence of Section 6.1, (i) none of the Company nor the Primary Holders shall intentionally take or permit the Subsidiary to take any action that is reasonably likely to prevent or delay in any material respect the consummation of the transactions contemplated by the EFH Merger Agreement or the Oncor Transactions, and (ii) the Company and the Subsidiary shall exercise its rights, if any, that it has as an equity holder of Oncor or as a party to the Oncor LLC Agreement (including its right to consent and vote), if any, and take other actions within its reasonable control so as to cause Oncor to comply with its covenants and agreements set forth in the Oncor Letter Agreement.
(c)    Each of the Parties will use reasonable best efforts to obtain (i) from EFH the IRA Transfer Restriction Waiver and (ii) to the extent required by applicable Law, a Final Order of the Bankruptcy Court approving the execution, delivery and performance by EFH of the IRA Transfer Restriction Waiver.
(d)    Nothing in this Agreement, including this Section 7.1, shall require, or be construed to require, Acquiror, Merger Sub or any of their Affiliates to agree to the sale, license, divestiture, hold separate or other disposition of any assets, categories of assets or businesses or other segments of Acquiror or Merger Sub or any of their respective Affiliates.
Section 7.2.    Cooperation. Acquiror, the Company and the Primary Holders will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return, making of any election with respect to Taxes, claim for refund and any Action with respect to Taxes or Tax Returns of the Company or the Subsidiary. Such

cooperation will include the retention until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) or until the expiration of any additional period that any Party reasonably requests, and (upon the other Party’s request) the provision of, records and information that are reasonably relevant to any such Tax Return or Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it. If the Primary Holders intend to destroy any material records or documents, they shall provide Acquiror and the Company with reasonable advance notice and the opportunity to copy and take possession of such records and documents.
Section 7.3.    Tax Sharing Agreements. The Primary Holders shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than this Agreement and the Oncor Tax Sharing Agreement) among the Company or the Subsidiary, on the one hand, and any Primary Holder or any Affiliate of any Primary Holder (other than the Company and the Subsidiary), on the other hand, and neither any Primary Holder nor any Affiliate of any Primary Holder, on the one hand, or the Company and the Subsidiary, on the other hand, will have any Liability or entitlement to any right thereunder (whether for a past, present or future year or period) to each other after the Closing Date, and no additional payments which are owed by or to the Company or the Subsidiary will be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.
Section 7.4.    Notice of Certain Events. At all times during the period from and after the date of this Agreement until the Closing Date, the Company, Acquiror and Merger Sub shall promptly notify each other orally and in writing upon (i) receipt of any written communication from any Person alleging that the Consent of such Person (or another Person) is required in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Oncor Letter Agreement; (ii) becoming aware of any occurrence or non-occurrence of any event that, individually or in the aggregate, would cause any of the representations or warranties of such Party or Parties contained in this Agreement to be or to become untrue or inaccurate; (iii) receipt of any material notice or other communication from any Governmental Authority in connection with the Transactions; and (iv) the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of the Company or the Subsidiary, Section 4.9, or, in the case of Acquiror or Merger Sub, Section 5.4.
Section 7.5.    Director and Officer Indemnification. From and after the Effective Time, neither Acquiror nor the Surviving Corporation shall have any obligation to indemnify or hold harmless any of the individuals who at or prior to the Effective Time was an officer, director, employee or agent of the Company or the Subsidiary.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS

Section 8.1.    Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the conditions that:
(a)    No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger.
(b)    Either (i) each of (x) the IRA Transfer Restriction Waiver and (y) to the extent required by applicable Law, an order of the Bankruptcy Court (which need not be a Final Order) approving the execution, delivery and performance by EFH of the IRA Transfer Restriction Waiver shall have been obtained and remain in full force and effect, or (ii) all requirements of the IRA Transfer Restrictions shall have been satisfied in full (including, for the avoidance of doubt, delivery of notice and the passing of any time periods thereunder).
(c)    The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.
(d)    Either (i) the PUCT shall have determined (by order or otherwise in writing) that it will not review the Transaction or (ii) the PUCT TTHC Approval shall have been obtained and be in full force and effect.
(e)    The FERC TTHC Approval shall have been obtained and be in full force and effect.
Section 8.2.    Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)    Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any Company Material Adverse Effect, materiality or similar non-monetary qualification (other than knowledge) therein), other than the Fundamental Representations of the Company, shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Fundamental Representations of the Company shall be true and correct as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)    Each of the covenants of the Company and the Primary Holders to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)    The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.
(d)    Either (i) the PUCT shall have determined (by order or otherwise in writing) that it will not review the Transaction or (ii) the PUCT TTHC Approval shall have been obtained and be in full force and effect; provided that, notwithstanding anything to the contrary included elsewhere in this Agreement, the PUCT TTHC Approval shall not be deemed to have been obtained or be in full force and effect for purposes of the condition set forth in this Section 8.2(d)(ii) if the PUCT TTHC Approval, to the extent obtained, imposes any material, adverse term or condition, Governmental Order, sanction or requirement that, individually or in the aggregate, would, or would be reasonably expected to, have a material adverse effect on, or change in, a condition (financial or otherwise), business, assets, Liabilities or results of operations of (1) the Company and the Subsidiary (including the Subsidiary’s interest in Oncor), taken as a whole or (2) Acquiror and its subsidiaries (including the Company and the Subsidiary (including the Subsidiary’s interest in Oncor)), taken as a whole, provided that, for the purposes of this clause (2) Acquiror and its subsidiaries (including the Company and the Subsidiary) shall be deemed to be a consolidated group of entities that is the size and scale of 20% of Oncor and its subsidiaries.
(e)    Each Primary Holder shall have delivered to Acquiror either (i) a notice of nonrecognition treatment pursuant to Treasury Regulation Section 1.1445-2(d)(2), and in the manner described in Treasury Regulation Section 1.1445-2(d)(2)(iii), certifying that, with respect to the Transactions, such Primary Holder is a foreign government that is not subject to taxation upon the disposition of United States real property interests, or (ii) a certificate of non-foreign status, executed by such Primary Holder, that complies with Treasury Regulation Section 1.1445-2(b)(2).
(f)    The number of Dissenting Shares shall not exceed 1% of the outstanding shares of Common Stock immediately prior to the Effective Time.
(g)    The Company Stockholder Approval shall have been obtained and shall be in full force and effect and shall not have been amended.
(h)    In the event less than all of the holders of Common Stock entitled to vote on or otherwise Consent to the Merger under the Organizational Documents of the Company and the DGCL participate in the Company Stockholder Approval, the Company shall have provided its stockholders the notice pursuant to Sections 228(e) and 262(d)(2) of the DGCL that the Company Stockholder Approval was obtained and that appraisal rights are available and 20 days shall have passed since the date such notice was mailed to the Company’s stockholders.

(i)    The Company shall have delivered to Acquiror releases in the form of Annex C duly executed by (i) holders of at least 99% of the outstanding shares of Common Stock, (ii) each director of the Company, to the extent appointed by the Primary Holders, (iii) each officer of the Company and the Subsidiary, and (iv) each director of Oncor, to the extent appointed by the Subsidiary, in each case, for any such person as of the date hereof and any person who prior to the Closing becomes such a stockholder, director (other than any director of the Company not appointed by the Primary Holders) or officer, releasing the Company, the Subsidiary and Oncor from any claims that such stockholder, officer or director may have against the Company, the Subsidiary or Oncor as of the Closing, on the terms therein.
(j)    The Company shall have delivered to Acquiror duly executed resignations (in form and substance reasonably satisfactory to Acquiror), effective as of the Effective Time, of (i) all directors of the Company, to the extent appointed by the Primary Holders, (ii) all officers of the Company or the Subsidiary and (iii) all directors of Oncor appointed by the Subsidiary.
(k)    The Company shall own 100% of the Equity Interests of the Subsidiary and the Subsidiary shall own the Oncor Units, in each case free and clear of all Liens (other than those imposed by their respective Organizational Documents or restrictions on transfer under any applicable federal or state securities laws).
(l)    Neither the Company nor the Subsidiary has any Excluded Liabilities other than (i) Liabilities that individually or in the aggregate do not exceed $200,000 and (ii) Liabilities relating to Actions involving the Company or the Subsidiary that arise during the Interim Period and that seek only monetary Damages; provided, however, that the Acquiror Indemnified Parties shall be entitled to seek indemnification from the Primary Holders for any such Excluded Liabilities and damages relating thereto pursuant to Section 10.2(b).
(m)    Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.
(n)    Each Ancillary Shareholder Agreement shall be in full force and effect in its entirety on the Closing Date (except to the extent that the TTHC Transferred Restriction Waiver may have become void, been terminated or expired in accordance with the express terms thereof prior to the Closing Date).
Section 8.3.    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)    Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (without giving effect to any materiality qualification therein), other than the Fundamental Representations of Acquiror and Merger Sub, shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct that would not reasonably be expected to materially adversely affect the ability of Acquiror or Merger Sub to consummate the Transactions. The Fundamental Representations of Acquiror and Merger Sub shall be true and correct as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(b)    Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)    Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.
(d)    Acquiror shall have delivered to the Company releases in the form of Annex D duly executed by Acquiror and Merger Sub, in each case, releasing (i) each director of the Company appointed by the Primary Holders, (ii) each officer of the Company and the Subsidiary and (iii) each director of the Subsidiary, in each case, from any Claims that Acquiror, Merger Sub, the Company or the Subsidiary may have against them as of the Closing, on the terms therein.
ARTICLE IX
TERMINATION/EFFECTIVENESS
Section 9.1.    Termination. This Agreement may be terminated and the Transactions abandoned:
(a)    by mutual written consent of the Company and Acquiror;
(b)    prior to the Closing by action of either (x) Acquiror, on the one hand, or (y) the Company and the Primary Holders (acting together), on the other hand, if the Closing shall not have been consummated on or before the Initial Termination Date; provided, that, if as of such date the PUCT TTHC Approval or the FERC TTHC Approval shall not have been obtained (and such approvals are still capable of being obtained within ninety (90) days), the Initial Termination Date shall be extended for ninety (90) days for the purpose of continuing to pursue such approvals, unless the Company and the Primary Holders (acting together) and Acquiror agree otherwise in writing (the Initial Termination Date (as extended pursuant to this Section 9.1(b), as applicable) being, the “Termination Date”), provided, further, that, the right to terminate this Agreement pursuant to this clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of (directly or indirectly), or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)    prior to the Closing, by written notice from Acquiror to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Primary Holders in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, as if, in each such case, such representation or warranty were required by the Agreement to be true on and as of each such date between the date hereof and the Closing Date, which breach or failure of a representation, warranty, covenant or agreement to be true or to be performed (i) would result in a failure of a condition set forth in any provision of Section 8.1 or Section 8.2 (which for the purpose of such clauses it shall be assumed such breach is continuing as of the Closing), and (ii) cannot be or has not been cured within thirty (30) Business Days after the Company’s receipt of written notice thereof from Acquiror; provided, however, that the termination right in this clause (c) shall not apply if either Acquiror or Merger Sub is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 8.1 or Section 8.3 not being satisfied;
(d)    prior to the Closing, by written notice from the Company to Acquiror, if there has been a breach of any representation, warranty, covenant or agreement made by the Acquiror or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, as if, in each such case, such representation or warranty were required by the Agreement to be true on and as of each such date between the date hereof and the Closing Date, which breach or failure of a representation, warranty, covenant or agreement to be true or to be performed (i) would result in a failure of a condition set forth in any provision of Section 8.1 or Section 8.3 (which for the purpose of such clauses it shall be assumed such breach is continuing as of the Closing), and (ii) cannot be or has not been cured within thirty (30) Business Days after the Acquiror’s receipt of written notice thereof from the Company; provided, however, that the termination right in this clause (d) shall not apply if the Company or any Primary Holder is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 8.1 or Section 8.2 not being satisfied;
(e)    by the Company by giving written notice to Acquiror at any time prior to the Closing if (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has indicated in writing to Acquiror that all of the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company, (iii) the Company is prepared to consummate the Closing, (iv) Acquiror fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.3 and (v) such failure to consummate the Closing has not been cured within five (5) Business Days from receipt of such written notice;
(f)    by Acquiror by giving written notice to the Company at any time prior to the Closing if (i) all of the conditions set forth in Section 8.1 and Section 8.3 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Acquiror has indicated in writing to the Company that all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the

Closing) have been satisfied or have been waived by Acquiror, (iii) Acquiror is prepared to consummate the Closing, (iv) the Company fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.3, and (v) such failure to consummate the Closing has not been cured within five (5) Business Days from receipt of such written notice;
(g)    prior to the Closing, by written notice from the Company to Acquiror or from Acquiror to the Company if the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained by the terms of a Final Order;
(h)    by written notice to the Company from Acquiror, if the Company Stockholder Approval is not delivered within twenty-four (24) hours following the execution and delivery of this Agreement;
(i)    prior to the Closing, by written notice from the Company to Acquiror or from Acquiror to the Company, if EFH or any of its Affiliates (or designees) have exercised their rights under Section 3.9 of the Investor Rights Agreement (and such exercise of rights has not been withdrawn); or
(j)    prior to the Closing, by Acquiror by written notice to the Company from Acquiror, if the EFH Merger Agreement is terminated in accordance with Section 8.3(e) or Section 8.3(f) thereof; provided that such notice may not be given later than the first to occur of (i) the date that is thirty (30) days after the Acquiror obtains written notice that the EFH Merger Agreement has been terminated in accordance with Section 8.3(e) or Section 8.3(f) thereof and (ii) the day prior to the Closing Date.
Section 9.2.    Effect of Termination.
(a)    Except as otherwise set forth in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than Liability of the Company, Acquiror or Merger Sub, as the case may be, for any Knowing, Intentional Breach of this Agreement. The Surviving Provisions and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
(b)    In the event that (i) (x) this Agreement is validly terminated by the Company pursuant to Section 9.1(b) and the condition set forth in Section 8.1(d) has not been satisfied or waived on or before the Termination Date, and such condition is the only condition set forth in Article VIII that has not been satisfied or waived on or before the Termination Date (other than any of those conditions that by their nature or pursuant to the terms of this Agreement are only to be satisfied at the Closing), or (y) this Agreement is validly terminated by Acquiror pursuant to Section 9.1(b) and the condition set forth in Section 8.1(d) or Section 8.2(d) has not been satisfied or waived on or before the Termination Date, or (ii) this Agreement is validly terminated by Acquiror pursuant to Section 9.1(j), the Company shall have the right to receive from the Acquiror the Termination Fee; provided, however, that no Termination Fee shall be payable by Acquiror if the failure to obtain, or any delay in obtaining, the PUCT TTHC Approval is directly or indirectly, the result of or caused by any failure or delay on the part of Holder 2 in providing any information requested by the PUCT. Payment of the Termination Fee by Acquiror shall be made by wire transfer of immediately available funds promptly after termination of this Agreement (and, in any event, within five (5) Business Days thereof) to the account or accounts designated by the Company. If the Acquiror fails to timely pay the amount due by it pursuant to this Section 9.2(b), interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms hereof until the date of payment at the rate of five percent (5%) per annum. If, in order to obtain such payment, the Company commences a suit that results in judgment for the Company, then the Acquiror shall also pay the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Receipt by the Company of the Termination Fee, together with interest and collection expenses, if applicable, shall be the sole and exclusive remedy of the Company and the Primary Holders (under this Agreement, applicable Law or otherwise) arising out of or in connection with any termination of this Agreement pursuant to (i) Section 9.1(b) if the condition set forth in Section 8.1(d) or Section 8.2(d) has not been satisfied or waived on or before the Termination Date and (ii) Section 9.1(j), and all other rights or remedies of any kind which the Company and the Primary Holders might otherwise have, including under Section 11.14 of this Agreement, are hereby expressly waived and released upon payment in full of the Termination Fee. Upon payment in full of the Termination Fee, together with interest or collection expenses, if any, due and payable as provided herein, the Acquiror and Merger Sub shall have no further liability or obligation under this Agreement or relating to or arising out of any such breach of this Agreement or failure to consummate the Merger.

ARTICLE X
INDEMNIFICATION
Section 10.1.    Survival of Representations, Warranties and Covenants. Each representation and warranty contained in this Agreement or in the certificate delivered pursuant to Section 8.2(c), each representation and warranty contained in any Letter of Transmittal and each covenant and agreement contained herein and any certificate related thereto will survive the execution and delivery of this Agreement and the Closing and continue in full force and effect; provided that any Indemnity Claim based on a breach of any such representation, warranty, covenant or agreement in this Agreement, any Letter of Transmittal or any certificate delivered hereunder must be made, if at all, prior to the expiration of the applicable Indemnity Claim Period for such Indemnity Claim in accordance with the procedures of this Article X.
Section 10.2.    Indemnification.

(a)    Indemnification by the Primary Holders. Subject to Section 10.3, from and after the Effective Time, the Primary Holders shall indemnify, defend and hold harmless the Acquiror Indemnified Parties as follows (without duplication):
(i)the Primary Holders, severally and not jointly, pro rata in accordance with their respective Pro Rata Interests, shall indemnify, defend and hold harmless the Acquiror Indemnified Parties for any and all Damages to the extent based upon, arising from, with respect to, by reason of, or in connection with any breach of any representation or warranty of the Company contained in Article IV of this Agreement or in the certificate delivered pursuant to Section 8.2(c) or of any Holder in the Letter of Transmittal of such Holder;
(ii)the Primary Holders, severally and not jointly, pro rata in accordance with their respective Pro Rata Interests, shall indemnify, defend and hold harmless the Acquiror Indemnified Parties for any and all Damages to the extent based upon, arising from, with respect to, by reason of, or in connection with any breach by the Company of any covenant or agreement of the Company in this Agreement;
(iii)each Primary Holder shall indemnify, defend and hold harmless the Acquiror Indemnified Parties for any and all Damages to the extent based upon, arising from, with respect to, by reason of, or in connection with any breach by such Primary Holder of any covenant or agreement of such Primary Holder in this Agreement; or
(b)    From and after the Effective Time, the Primary Holders shall indemnify, defend and hold harmless the Acquiror Indemnified Parties for (without duplication) any Excluded Liability and any Damages related thereto.
Section 10.3.    Limitations on Indemnification Liability. The following limitations will apply to Indemnity Claims made under this Article X (other any claim for breach of any representation, warranty, covenant or agreement in any Letter of Transmittal):
(a)    Time Bar on Claims. No Acquiror Indemnified Parties will be entitled to any recovery from the Primary Holders unless a Notice of Claim has been given in accordance with Section 10.5 on or before the expiration of the Indemnity Claim Period for the applicable Indemnity Claim.
(b)    Indemnity Cap. Other than with respect to claims based upon, arising from, with respect to, by reason of, or in connection with a breach of a Fundamental Representation, the aggregate amount of Damages for which the Acquiror Indemnified Parties shall collectively be entitled to recover under Section 10.2(a)(i) will not exceed twenty percent (20%) of the Merger Consideration. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall collectively be entitled to recover under Section 10.2(a) and Section 10.2(b) in the aggregate will not exceed the Merger Consideration. No further monetary amount shall be paid by any Primary Holder with respect to any indemnification claims pursuant to Section 10.2(a)

and Section 10.2(b) once the aggregate amount of Damages actually paid to the Acquiror Indemnified Parties by such Primary Holder with respect to all claims pursuant to this Article X is equal to such Primary Holder’s Pro Rata Interest of the Merger Consideration.
(c)    No Consequential or Other Damages. Notwithstanding anything to the contrary contained in this Agreement, no Acquiror Indemnified Party shall be entitled to recover under this Agreement consequential, incidental, special, punitive or exemplary damages of any kind or nature, regardless of the form of action through which such damages are sought, other than any such amounts that may be payable in connection with any Third Party Claim.
(d)    Pro Rata Payments. All amounts payable in respect of an Indemnity Claim pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) and Section 10.2(b) shall be paid by the Primary Holders in accordance with their respective Pro Rata Interests and an Acquiror Indemnified Party shall not seek recovery from any Primary Holder for any amount not paid by the other in respect of such Indemnity Claim; provided that, for the avoidance of doubt, non-payment by a Primary Holder of any amounts payable by such Primary Holder in respect of an Indemnity Claim shall not affect the obligation to pay, or the right of an Acquiror Indemnified Party to seek recovery from, each other Primary Holder respectively, of their respective Pro Rata Interest of all amounts payable in respect of an Indemnity Claim.
(e)    Mitigation. Acquiror shall, and shall cause the Surviving Corporation and each of its subsidiaries to, use reasonable efforts to mitigate or otherwise reduce any Damages suffered, incurred or sustained by Acquiror, the Surviving Corporation or any subsidiary thereof arising out of any matter for which any Acquiror Indemnified Party is entitled to indemnification pursuant hereto.

(f)    Other Rights and Remedies Not Affected. The remedies provided in this Article X from and after the Closing Date are the sole and exclusive remedy of the Acquiror Indemnified Parties, with respect to any claims for monetary Damages for (i) any inaccuracy in or breach of any of the representations or warranties of any Party in this Agreement or in any certificate delivered hereunder, and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Party pursuant to this Agreement, except for such claims arising from fraud or a Knowing, Intentional Breach of any covenant, agreement or obligation to be performed by any Party. For all other claims, the indemnification rights of the Parties under this Article X are independent of, and in addition to, such rights and remedies as the Parties may have under applicable Law or in equity or otherwise, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.
Section 10.4.    Third Party Claims.
(a)    Promptly after receipt by any Acquiror Indemnified Party of notice of the commencement or assertion of a Third Party Claim, such Acquiror Indemnified Party shall give written notice thereof to the Primary Holders. The notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered. The failure of the Acquiror Indemnified Party to exercise promptness in giving the Notice of Claims shall not amount to a waiver of any such Indemnity Claim unless and only to the extent that the resulting delay materially prejudices the rights of the Primary Holders with respect to such Third Party Claim. Following delivery of the Notice of Claims, the Acquiror Indemnified Party shall deliver to the Primary Holders, promptly after the Acquiror Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Acquiror Indemnified Party relating to a Third Party Claim and all other information with respect to the Third Party Claim as the Primary Holders may reasonably request.
(b)    The Primary Holders shall be, subject to the limitations set forth in this Section 10.4, entitled to assume control of and appoint lead counsel, reasonably satisfactory to the Acquiror Indemnified Party, for defense of such Third Party Claim, in which case the Primary Holders shall not be liable to the Acquiror Indemnified Party for any fees of counsel or any other expenses with respect to the defense of such Third Party Claim incurred after the Acquiror Indemnified Party receives such notice from the Primary Holders; provided, however, that the Acquiror Indemnified Party shall be entitled to retain its own counsel at the expense of the Primary Holders (i) to the extent that the object of such Third Party Claim is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Acquiror Indemnified Party which, if successful, would adversely affect the business, operations, assets, or financial condition of the Acquiror Indemnified Party, or (ii) if the named parties to any such Action or proceeding (including any impleaded parties) include both the Acquiror Indemnified Party and a Primary Holder and the former shall have been advised in writing by counsel (with a copy to the Primary Holders) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to the Primary Holder; provided, further, that to exercise such rights the Primary Holders must give notice to the Acquiror Indemnified Party within 30 days after receipt of any such notice of Third Party Claim whether it is assuming control of and appointing lead counsel for defense of such Third Party Claim and unconditionally and irrevocably acknowledges in such notice that any Damages arising out of such Third Party Claim will be paid, reimbursed or otherwise indemnified by the Primary Holders, subject to any limitations in Section 10.3. If the Primary Holders do not give such notice within such 30-day period, then the Acquiror Indemnified Party shall have the right to assume control of the defense thereof at the cost and expense of the Primary Holders.

(c)    If the Primary Holders shall assume the control of the defense of the Third Party Claim in accordance with the provisions of this Section 10.4, (i) the Primary Holders shall obtain the prior written Consent of the Acquiror Indemnified Party (not to be unreasonably withheld, conditions or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Third Party Claim if the settlement, compromise, admission or acknowledgement does not unconditionally release the Acquiror Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Acquiror Indemnified Party and (ii) the

Acquiror Indemnified Party shall be entitled to participate, at its own cost and expense, in, but not control, the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.

(d)    If the Acquiror Indemnified Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.4, the Acquiror Indemnified Party shall obtain the prior written Consent of the Primary Holders (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Third Party Claim.

(e)    Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.
Section 10.5.    Direct Claims. With respect to any Indemnity Claim that is not related to a Third Party Claim, in the case of any Indemnity Claim under Section 10.2, a notice of claim describing in reasonable detail the basis for such Indemnity Claim (“Notice of Claim”) shall be given by Acquiror to the Primary Holders as promptly as practicable after the Acquiror Indemnified Party obtains knowledge thereof. No Indemnity Claim Actions shall be taken by or on behalf of any Acquiror Indemnified Parties by any Person other than Acquiror. The failure of the Acquiror Indemnified Party to exercise promptness in delivering such Notice of Claim shall not amount to a waiver of any such Indemnity Claim unless and only to the extent that the resulting delay materially prejudices the rights of the Primary Holders with respect to such claim.
Section 10.6.    Third-Party Beneficiaries. The Acquiror Indemnified Parties shall be third-party beneficiaries of this Article X and, subject to the limitations set forth herein, may enforce (solely through Acquiror) the provisions of this Article X.
Section 10.7.    Waiver. The waiver of any condition based on the accuracy of any representation or warranty pursuant to any Transaction Document, or on the performance of or compliance with any covenant, agreement or obligation pursuant to any Transaction Document, will not affect any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements or obligations.
Section 10.8.    Insurance. All Damages for which any Acquiror Indemnified Party would otherwise be entitled to indemnification under this Article X shall be reduced by the net amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by any Acquiror Indemnified Party in respect of any Damages incurred by such Acquiror Indemnified Party (after deducting costs, expenses and Taxes incurred in connection with recovery or receipt of such proceeds).  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by an Acquiror Indemnified Party subsequent to receipt by such Acquiror Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Acquiror Indemnified Parties of all or the relevant portion of such indemnification payment (less any costs, expenses and Taxes incurred in connection with recovery or receipt of such proceeds).
Section 10.9.    Tax Benefits and Detriments. The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred or to be incurred (grossed up for such increase) by the Acquiror Indemnified Party arising from the receipt of indemnity or insurance payments hereunder (unless such payments are treated as an adjustment to the purchase price for tax purposes) and (ii) reduced to take account of any Tax benefit actually realized by the Acquiror Indemnified Party arising from the incurrence or payment of any such Damages. To the extent that any Acquiror Indemnified Party actually realizes a Tax benefit in connection with any Damages or any of the events or circumstances giving rise or otherwise related to such Damages after receiving payment or reimbursement for any Damages hereunder, such Acquiror Indemnified Party shall promptly cause to be paid to the Holders their respective pro rata share of the amount of such benefit, at such time or times as and to the extent the Acquiror Indemnified Party actually realizes such benefit (or under such other method for determining the present value of any such Tax benefit as reasonably agreed to by the Parties), whether through a refund of Tax, a reduction in Taxes payable, or otherwise, except to the extent such Tax benefit was taken into account in determining the amount of any such Damages. To the extent any Acquiror Indemnified Party actually realizes a Tax cost in connection with any Damages or any of the events or circumstances giving rise or otherwise related to such Damages after receiving payment or reimbursement for any Damages hereunder, Holders shall pay their respective pro rata share of such Tax cost at such time or times as and to the extent that the Acquiror Indemnified Party actually realizes such Tax cost (or under such other method for determining the present value of any such Tax cost as agreed to by the Parties).
Section 10.10.    Tax Treatment. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Merger Consideration for Tax purposes to the extent permitted by Law.
ARTICLE XI
MISCELLANEOUS
Section 11.1.    Waiver. Any party to this Agreement may, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 11.2.    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, three (3) Business Days after posting, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, the Business Day after deposit with such delivery service or (iv) when delivered by email (solely if receipt is confirmed by the individual or officer to whom it is addressed (i.e., not by automatic confirmation)), addressed as follows:
(a)    If to Acquiror or Merger Sub, to:

NextEra Energy, Inc.
700 Universe Blvd.
Juno Beach, Florida 33408

Attention: Mark Hickson, Charles E. Sieving
Email: mark.hickson@nexteraenergy.com
charles.sieving@nexteraenergy.com

with copies to (which shall not constitute notice):
Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, New York 10019 - 6022
Attention: William Greason, Charles E. Hord, III
Email:    wgreason@chadbourne.com
chord@chadbourne.com
(b)    If to the Company, prior to the Closing, to:

Each of the Primary Holders
with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention:     Eileen Nugent
Ann Beth Stebbins

Email:	eileen.nugent@skadden.com
annbeth.stebbins@skadden.com

and
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive

Chicago, Illinois 60606
Attention: George Panagakis
Email:    george.panagakis@skadden.com

(c)    If to the Primary Holders, to:

Borealis Power Holdings Inc.
BPC Health Corporation
200 Bay Street, Suite 2100, PO Box 56
Toronto, ON M5J 2J2
Attention:     Steven Zucchet
Jennifer Guerard

Email:	zucchet@borealis.ca
jguerard@borealis.ca
and
Cheyne Walk Investment Pte Ltd.
GIC Special Investments Pte Ltd
1st Floor, York House
45 Seymour Street
London W1H 7LX, United Kingdom
Attention: Rhys Evenden
Email: rhysevenden@gic.com.sg
with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention:     Eileen Nugent
Ann Beth Stebbins

Email:	eileen.nugent@skadden.com
annbeth.stebbins@skadden.com

and
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: George Panagakis
Email:    george.panagakis@skadden.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 11.3.    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written Consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 11.4.    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) the Acquiror Indemnified Parties are intended third-party beneficiaries of, and may enforce, Article X, as set forth in Section 10.6.
Section 11.5.    Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
Section 11.6.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
Section 11.7.    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.8.    Disclosure Schedules and Annexes. The Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent readily apparent on its face.
Section 11.9.    Entire Agreement. This Agreement (together with the Disclosure Schedules and Annexes to this Agreement), together with the other Transaction Documents, constitute the entire agreement among the Parties relating to the Transactions and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth in this Agreement.

Section 11.10.    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all the Parties hereto.
Section 11.11.    Publicity. All press releases or other public communications of any nature whatsoever relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company.
Section 11.12.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.13.    Jurisdiction.
(a)    Each Party hereto hereby: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware); (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or any such action or proceeding that was brought in an inconvenient court, and agrees not to plead or claim the same; and (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any form of substantially similar mail), postage prepaid, to such Person at the address set forth for such Person in Section 11.2.
(b)    Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions, may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.13.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

(d)    To the extent that Holder 2 may be entitled in any state or jurisdiction to claim or benefit from any immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) now or hereafter for itself or any of its property or assets (which it now has or may hereafter acquire) in respect of its obligations under this Agreement, from service of process or other documents relating to proceedings, jurisdiction, suit, judgment, execution, attachment (whether before awarded or judgment, in aid or execution or otherwise) or legal process, or to the extent that in any such jurisdiction there may be attributed to it or any of its property or assets such immunity (whether or not claimed), Holder 2 expressly, unconditionally and irrevocably agrees not to claim, invoke or permit to be invoked on it or its property’s or assets’ behalf or for it or its property’s or assets’ benefit and hereby expressly, unconditionally and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

(e)    Subject to any applicable appellate rights, Holder 2 consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with the proceedings including, without limitation, the making, enforcement or execution against any property or assets whatsoever (irrespective of its or their use or intended use) of any order or judgment which may be made or given in the proceedings.

(f)    Holder 2 irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitute private and commercial (and not public) acts of Holder 2.

Section 11.14.    Enforcement. The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages, prior to the valid termination of this Agreement in accordance with Section 9.1, this being in addition to any other remedy to which they are entitled under this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction. For the avoidance of doubt, no Person who is not a party to this Agreement may challenge any termination of this Agreement, for any reason, or enforce or seek to enforce any provisions of this Agreement prior to consummation of the Merger and thereafter only to the extent expressly set forth in Section 10.5.
Section 11.15.    Waiver of Conflicts; Privilege.
(a)    Acknowledgment of Prior Representation. Each of the Parties acknowledges and agrees that Torys LLP has acted as counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel to the Primary Holders (collectively, the “Law Firms”) in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and in that connection not as counsel for any other person, including Acquiror, Merger Sub or the Surviving Corporation.
(b)    Definition and Ownership of Privileged Communications. Each of Acquiror and Merger Sub further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation and its Affiliates, that all communications in any form or format whatsoever between or among the Law Firms, on the one hand, and the Company and Holder, or any of their respective directors, officers employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Holders, shall be controlled by the Holders and shall not pass to or be claimed by Acquiror, Merger Sub, the Surviving Corporation or any of their Affiliates.

(c)    Exclusions for Third Party Claims and Legally Required Disclosure. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, Merger Sub or the Surviving Corporation or any of their respective Affiliates, on the one hand, and a third party other than a Holder, on the other hand, Acquiror, Merger Sub or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Acquiror, Merger Sub or the Surviving Corporation or any of their respective Affiliates may waive such privilege without the prior written consent of the applicable Holders. In the event that Acquiror, Merger Sub or the Surviving Corporation or any of their respective Affiliates is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Acquiror shall promptly (and, in any event, within five (5) Business Days), to the extent not legally prohibited, notify the Holders in writing (including by making specific reference to this Section) so that the Holders can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(d)    No Duty to Disclose Privileged Communications. To the extent that files or other materials maintained by the Law Firms constitute property of the Company or the Subsidiary, only the Holders shall hold such property rights and the Law Firms shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between the Law Firms, on the one hand, and Acquiror, Merger Sub or the Surviving Corporation or any of their Affiliates, on the other hand.

(e)    Prohibition on Access to or Use of Privileged Communications. Each of Acquiror and Merger Sub agrees that it will not, and that it will cause the Surviving Corporation and its Affiliates, and its and their respective employees, directors, officers, agents and representatives not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have any Holder waive the attorney-client or other privilege, or by otherwise asserting that Acquiror, Merger Sub, the Surviving Corporation or any of their respective Affiliates has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from the Law Firms.
[Signature Pages Follow]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

Texas Transmission Holdings Corporation, a Delaware corporation
By: Steven Zucchet
Name: Steven Zucchet
Title: Senior Vice President

By: Rhys Evenden
Name: Rhys Evenden
Title: Senior Vice President and Treasurer

WSS Acquisition Company, a Delaware corporation
By: James L. Robo
Name: James L. Robo
Title: Chairman of the Board and Chief Executive Officer

NextEra Energy, Inc., a Florida corporation
By: James L. Robo
Name: James L. Robo
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Borealis Power Holdings Inc., a corporation incorporated under the laws of Ontario
By: John Knowlton
Name: John Knowlton
Title: Secretary

By: Jennifer Guerard
Name: Jennifer Guerard
Title: Assistant Secretary

BPC Health Corporation, a corporation incorporated under the laws of Canada
By: John Knowlton
Name: John Knowlton
Title: Secretary

By: Katherine Hammond
Name: Katherine Hammond
Title: Assistant Secretary

Cheyne Walk Investment Pte Ltd, a corporation incorporated under the laws of Singapore
By: Rhys David Evenden
Name: Rhys David Evenden
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]